Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Elects to Exercise 30-Day Grace Period
for Pending Interest Payments
     SOUTHFIELD, Mich., June 1, 2009 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, announced today that it has chosen not to make semi-annual interest payments of approximately $38 million due on June 1, 2009 with respect to its 8.50% Senior Notes due in 2013 and 8.75% Senior Notes due in 2016. Instead, the Company is utilizing the 30-day grace period applicable to the interest payments while it continues discussions regarding a capital restructuring with its lenders and others. Under the applicable indentures relating to the Senior Notes, the use of the 30-day grace period does not constitute a default that permits acceleration of the Senior Notes or any other indebtedness.
     On May 13, 2009, Lear entered into an amendment and waiver under its primary credit facility. Under the terms of the amendment and waiver, the waiver of covenant defaults under the primary credit facility would terminate if the Company were to make any payments with respect to the Senior Notes. For additional information regarding the Senior Notes, our other debt obligations and risks related to our capital restructuring, please refer to our reports filed with the Securities and Exchange Commission.
     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronic products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 80,000 employees at 210 facilities in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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